Exhibit 99.1

1000 S. 2nd Street Sunbury, Pennsylvania 17801 Phone 570-286-3636

News Release

Contact: Dennis V. Curtin	February 13, 2012
Phone: (570) 847-3636	Twitter: @WMKSpokesman
E-Mail: Dcurtin@weismarkets.com

WEIS MARKETS REPORTS STRONG 2011 RESULTS

(Sunbury, PA) – Weis Markets (NYSE:WMK) today reported strong fourth quarter and year-end results for fiscal 2011.

In the fourth quarter, for the fourteen week period ending December 31, 2011, the Company's sales increased 11.4% compared to the thirteen-week period ending on December 25, 2010. The Company's comparable sales, adjusting for the extra week in 2011, increased 4.8%.

The Company's fourth quarter net income increased 37.0% compared to the same period a year ago while its earnings per share increased 38.5% or $.20 per share to $.72 per share. The Company estimates the additional week in 2011 resulted in a $1.3 million increase in net income.

Year to Date 2011 Results
For the 53-week period ending on December 31, 2011, Weis Markets sales increased 5.0% to $2.8 billion. The Company's comparable sales, adjusting for the 53rd week, increased 4.2%.

In 2011, Weis Markets' net income increased 10.7% to $75.6 million while its earnings per share increased $.27 to $2.81 per share.

"Our organization generated strong results for the year in a market clearly impacted by the slow recovery and continuing high unemployment," said David J. Hepfinger, Weis Markets President and CEO. "We continue to benefit from our record level cap ex investments in our store base, improved efficiencies and operating discipline in the overall management of our stores, strong increases in our sales per customer and more comprehensive sales building programs during key holiday periods, particularly in the fourth quarter."

About Weis Markets
Founded in 1912, Weis Markets will mark its 100th year of operation in 2012. It currently operates 161 stores in Pennsylvania, Maryland, New York, New Jersey and West Virginia. For more information about Weis Markets, Inc., please visit www.weismarkets.com. Connect with Weis Markets on Facebook at www.facebook.com/WeisSuperMarket. Follow Weis Markets on Twitter @weismarkets.

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In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS

Fourth Quarter - 2011

14 Week	13 Week
Period Ended	Period Ended	Increase
December 31, 2011	December 25, 2010	(Decrease)
Net Sales	$737,777,000	$662,478,000	11.4%
Income Before Taxes	29,260,000	21,699,000	34.8%
Provision for Income Taxes	9,960,000	7,615,000	30.8%
Net Income	$19,300,000	$14,084,000	37.0%
Weighted Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.72	$0.52	$0.20

	53 Week	52 Week
	Period Ended	Period Ended	Increase
	December 31, 2011	December 25, 2010	(Decrease)
Net Sales	$2,752,504,000	$2,620,378,000	5.0%
Income Before Taxes	117,606,000	107,385,000	9.5%
Provision for Income Taxes	42,022,000	39,094,000	7.5%
Net Income	$75,584,000	$68,291,000	10.7%
Weighted Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$2.81	$2.54	$0.27